Exhibit 99.2

AMENDMENT NO. 1 TO THE SIGNING DAY SPORTS, INC. 2022 EQUITY INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) to the Signing Day Sports, Inc. 2022 Equity Incentive Plan (the “Plan”), of Signing Day Sports, Inc., a Delaware corporation (the “Company”), is dated as of February 27, 2024, the date of approval by the Company’s stockholders (the “Effective Date”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Plan.

WHEREAS, the Company maintains the Plan to provide for certain equity incentive compensation awards to directors, officers, consultants, and employees of the Company;

WHEREAS, the Plan currently provides for a maximum of 750,000 shares of Common Stock that may be issued or delivered pursuant to Awards under the Plan (as adjusted for the one-for-five (1-for-5) reverse stock split which became effective on April 14, 2023); and

WHEREAS, the Board of Directors (the “Board”) and the stockholders (the “Stockholders”) of the Company have determined that it is in the best interests of the Company to amend the Plan to increase the maximum number of shares of Common Stock that may be issued or delivered pursuant to Awards under the Plan by 1,500,000 shares, to 2,250,000 shares of Common Stock.

NOW, THEREFORE, effective as of the Effective Date, the Plan shall be amended as follows:

Section 4.1 of the Plan is hereby deleted in its entirety and replaced with the following:

4.1. Subject to adjustment in accordance with Section 11, a total of 2,250,000 shares of Common Stock shall be available for the grant of Awards under the Plan. Shares of Common Stock granted in connection with all Awards under the Plan shall be counted against this limit as one (1) share of Common Stock for every one (1) share of Common Stock granted in connection with such Award. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

IN WITNESS WHEREOF, the undersigned hereby certifies that this Amendment No. 1 was duly adopted by the Board and the Stockholders, effective as of the Effective Date.

SIGNING DAY SPORTS, INC.

By:	/s/ Daniel D. Nelson
Name:	Daniel D. Nelson
Title:	Chief Executive Officer